CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                             OF STAR RESOURCES, INC.


         STAR RESOURCES, INC., a corporation organized and existing under and by
virtue  of  the  General   Corporation  Laws  of  the  State  of  Delaware  (the
"Corporation"), does hereby certify:

         FIRST: ARTICLE FIRST of the Certificate of Incorporation is amended by changing the name of the Company to "Logiphone Group, Inc."

         Accordingly, ARTICLE FIRST of the Certificate of Incorporation as amended is deleted and the following new ARTICLE FIRST is substituted in lieu thereof:

                                 "ARTICLE FIRST

         The name of the Corporation is Logiphone Group, Inc. (the "Corporation")."

         SECOND: ARTICLE FOURTH of the Certificate of Incorporation is amended by reducing the number of authorized shares of common stock from one hundred twenty million (120,000,000) to twenty million (20,000,000) shares of common stock with a par value of $.0001 per share.

         Accordingly, the first paragraph of ARTICLE FOURTH of the Certificate of Incorporation as amended is deleted and the following new first paragraph of ARTICLE FOURTH is substituted in lieu thereof:

                                 "ARTICLE FOURTH

         That the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be twenty-one million (21,000,000) shares, of which one million (1,000,000) shall be preferred stock of the par value of one cent ($.01) (hereinafter called the "Preferred Stock") and of which twenty million (20,000,000) shares shall be common stock of the par value of one one-hundredth of one cent ($.0001) (hereinafter called the "Common Stock")."

         The remainder of ARTICLE FOURTH regarding the terms of the Preferred Stock and Common Stock shall remain the same.

         THIRD: That thereafter, pursuant to a resolution of its Board of Directors and a consent in writing, including the proposed amendment, was signed by the holders of in excess of a majority of the outstanding shares of Common Stock of the Corporation, which was not less than the minimum number of votes necessary to authorize such an amendment at a meeting at which all stockholders having the right to vote thereon were present and voted, and written notices of such action has been sent to all other stockholders who have not consented in writing to such action.

         FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Laws of the State of Delaware.


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CORPDAL:57854.1 26308-00002

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         FIFTH:  That upon  filing of this  Certificate  of  Amendment  with the
Secretary of State of Delaware (i) each eighty-two and eighty-five one hundredths (82.85) shares of Common Stock, par value one one-hundredth of one cent ($.0001), previously outstanding on such date of filing shall be deemed to have been exchanged for one (1) new share of outstanding Common Stock, par value one one-hundredth of one cent ($.0001); (ii) certificates representing shares of Common Stock previously outstanding on such date of filing shall be exchanged for new certificates reflecting the one-for-eighty-two and eighty-five one hundredths (1:82.85) reverse stock split; and (iii) fractional shares shall be rounded up to the nearest whole share.

         IN WITNESS WHEREOF, the undersigned have hereunder subscribed our names this 23rd day of October, 1996.


                                                     /s/ Lawrence E. Steinberg
                                                     Lawrence E. Steinberg
                                                        President


                                                     /s/ Michael A. Hershman
                                                     Michael A. Hershman
                                                        Secretary

                                                      -2-

CORPDAL:57854.1 26308-00002

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